SEVENTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This seventh amendment (this “Amendment”) to the ETF distribution agreement dated as of September 30, 2021 (the “Agreement”), by and between Strategy Shares (the “Trust”), and Foreside Fund Services, LLC (together with the Trust, the “Parties”), is effective as September 18, 2025.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement; and,

WHEREAS, pursuant to Section 8(b) of the Agreement, all amendments are required to be made in writing and executed by the Parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

STRATEGY SHARES FORESIDE FUND SERVICES, LLC

By:/s/ Jennifer Bailey Jennifer Bailey, Secretary	By: /s/ Teresa Cowan Teresa Cowan, President

ETF DISTRIBUTION AGREEMENT

Exhibit A

As of September 18, 2025

Funds:

Strategy Shares Nasdaq 7HANDL™ Index ETF

Strategy Shares Newfound/ReSolve Robust Momentum ETF Day Hagan Smart Sector ETF

Strategy Shares Gold Enhanced Yield ETF

Day Hagan Smart Sector Fixed Income ETF

Day Hagan Smart Sector International ETF

Eventide High Dividend ETF

Eventide US Market ETF Day Hagan Smart Buffer ETF Monopoly ETF

Eventide Small Cap ETF

Eventide Large Cap Growth ETF

Eventide Large Cap Value ETF

Eventide International ETF